Media Contact:                                FOR IMMEDIATE RELEASE
Ben Kiser                                         April 25, 2023
Nelnet, Inc.
402.458.3024
Ben.kiser@nelnet.net
www.nelnetinc.com

Nelnet Awarded U.S. Department of Education’s USDS Loan Servicing Contract
Lincoln, Neb., April 25, 2023 - Nelnet (NYSE: NNI) today announced its Nelnet Diversified Services division has been awarded a Unified Servicing and Data Solution (USDS) contract by the United States Department of Education (Department) Office of Federal Student Aid (FSA).
The 5-year federal contract, with possible extensions up to 10 years, will replace existing legacy student loan servicing contracts for Direct Loans and federally managed Federal Family Education Loan (FFEL) Program loans and will be centered on providing superior customer service to federal student loan borrowers through measurable service-level agreements and performance metrics.
“As the country’s leading loan servicer, Nelnet is proud to have been selected as a USDS contract recipient,” said Jeff Noordhoek, Nelnet’s chief executive officer. “We look forward to our ongoing partnership with the Department, which allows us to continue providing superior customer experiences to federal student aid recipients and their families.”
The total loan servicing volume under USDS will include more than 37 million borrowers with federally managed loans, which will be allocated by the Department to Nelnet and four other servicers that were awarded a USDS contract.
No immediate changes will impact student loan borrowers as the full terms of the agreement are expected to go live in 2024. According to the Department, the legacy servicer contracts will be extended through December 2024 to help facilitate a smooth transition for borrowers.
“The Department’s goal of modernizing and enhancing student loan servicing for borrowers through USDS aligns well with Nelnet’s current investment strategies focused on the modernization of our systems to ensure secure, state-of-the-art servicing platforms,” Noordhoek added. “We’re excited to be a part of the solution for the next 10 years and beyond as we continue our long-term mission of helping people fulfill their educational dreams.”

About Nelnet
Headquartered in Lincoln, NE, Nelnet (NYSE: NNI) is a publicly traded diversified financial services and technology company committed to enriching lives through the power of service. Offering educational services, technology solutions, professional services, renewable energy, telecommunications, and asset management, Nelnet’s largest operating businesses engage in student loan servicing, tuition payment processing and school information systems, and communications. The company also makes investments in real estate and start-up ventures. To learn more visit NelnetInc.com.